Exhibit 5.1

McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto ON M5K 1E6
Canada
Tel: 416-362-1812
Fax: 416-868-0673

February 21, 2014

IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario

L5K 1B1

K&M Douglas Trust

KGD 2012 Trust

MMD 2012 Trust

James Douglas and Jean Douglas

Irrevocable Descendants’ Trust

Douglas Family Trust

James Douglas III

(collectively, the “Douglas Group”)

125 E Sir Francis Drake Blvd.

Suite 400

Larkspur CA 94939

Dear Sirs:

Re:	IMAX Corporation – Filing of Form S-3

We have acted as Canadian counsel to IMAX Corporation (the “Company”), a corporation incorporated under the laws of Canada, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 2,726,447 common shares of the Company (the “Shares”) to be offered by the Douglas Group from time to time in accordance with the prospectus contained in the Registration Statement and as may be set forth in any supplement to such prospectus.

In so acting, we have examined an original or copy of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The reference to “our knowledge” in the opinion below, refers to the actual knowledge of Robert O. Hansen and Daniel Saposnik, without independent inquiry beyond such inquiries of officers of the Company as we have deemed necessary.

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us;

(b)	the authenticity of all documents submitted to us as originals; and

(c)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies.

Based and relying upon the foregoing, and subject to the qualification expressed herein, we are of the opinion that the Shares have been validly issued as fully paid and non-assessable common shares of the Company. The Shares, when offered for resale by the Douglas Group and delivered against payment therefor in accordance with the provisions of the Registration Statement, will not be subject to any pre-emptive rights or similar rights restricting the transfer of the Shares under the Canada Business Corporations Act or the Company’s articles or by-laws or, to our knowledge, otherwise.

This opinion is limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

This opinion is furnished solely for the benefit of the addressees in connection with the filing of the Registration Statement and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent.

Yours truly,

McCarthy Tétrault LLP